Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: January 28, 2014	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Highlights Include:

●	For the full year 2013, diluted earnings per share were $1.45, increasing 25% from $1.16 in 2012
●	For the fourth quarter of 2013, diluted earnings per share were $0.39, increasing from $0.35 for the fourth quarter of 2012
●	Merger related expenses reduced full year 2013 eps by $0.08 per share
●	Provision expense in fourth quarter of 2013 continued at zero due to continued improvement in asset quality metrics and strong level of reserves
●	Non-accrual loans reduced 10% in the quarter and 36% less than year-ago; other real estate owned reduced 15% from the prior quarter and 37% less than year-ago
●	Merger with Mercantile Bank Corporation approved by shareholders of both companies and awaiting regulatory approval
●	Equity ratios remained strong with affiliate banks continuing to exceed regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $3,159,000 for the fourth quarter of 2013, increasing 5.4% from $2,998,000 for the fourth quarter of 2012, with net income available to common shareholders of $3,159,000 in the fourth quarter of 2013 increasing 13.5% from $2,783,000 in the fourth quarter of 2012. Diluted earnings per share were $0.39 in the fourth quarter of 2013 compared to $0. 35 in the fourth quarter of 2012. Returns on average assets and average equity for the fourth quarter of 2013 were 0. 85% and 9.2%, respectively, compared to 0.79% and 8.1% respectively in the fourth quarter of 2012.

For full year 2013, net income of $12,234,000 increased 16.1% from $10,534,000 for 2012, with net income available to common shareholders of $11,753,000 in 2013 increasing 26.9% from $9,259,000 in 2012. Diluted earnings per share were $1.45 in 2013 compared to $1.16 in 2012. Returns on average assets and average equity for full year 2013 were 0.82% and 8.7%, respectively, compared to 0.70% and 7.0% respectively in 2012.

Expenses related to the pending merger with Mercantile Bank Corporation in the amount of $133,000 in the fourth quarter of 2013 and $738,000 in the third quarter of 2013 were recorded. These expenses reduced after tax earnings and net income available to common shareholders by $117,000 in the fourth quarter, $569,000 in the third quarter, and $686,000 for the full year. Correspondingly, they reduced diluted earnings per share by $0.01 in the fourth quarter, $0.07 in the third quarter, and $0.08 for the full year.

Mr. Sullivan stated, “Two factors stand out as important in our fourth quarter results. First, we continued to make great progress on reducing non-accrual loans and other real estate owned. Resolving these situations and getting these non-performing assets removed from our balance sheet allow our lending staff to focus more on developing new relationships and serving existing good customers. Second, we have achieved growth in portfolio loans now for three consecutive quarters, which helps our earning asset mix and is a sign of an improving economic environment. The improving asset mix helps to combat more competitive pricing pressure on new and renewed loans and will eventually be the key to maintaining and improving net interest margin.

“We were gratified with the robust approval by the shareholders of both companies, at the special shareholder meetings held during the fourth quarter, of the previously announced merger with Mercantile Bank Corporation. We are now awaiting the completion of the regulatory approval process. Our merger and integration teams, comprised of key members of management from both companies, have completed most of the tasks needed for a merger consummation.

“Strong improvement in our earnings and asset quality metrics, and our exciting plans for the future are the result of much hard work and dedication to our customers and company by our wonderful staff, and we thank them for their efforts.”

Provision for Loan Losses. The provision for loan losses was zero in the fourth quarter of 2013 (and third quarter of 2013), compared to the $1,338,000 amount required in the fourth quarter of 2012. Net charge-offs of $1,609,000 in the fourth quarter of 2013 represented loans that had been provided for previously, and the improving risk measures and strong level of allowance for loan losses made it unnecessary to provide additional amounts to the allowance in the quarter.

Net Interest Income. Net interest income, at $13,042,000 in the fourth quarter of 2013 was 2.3%, lower than in the fourth quarter of 2012, as a result of a 7 basis point lower net interest margin compared to the year-ago quarter. Net interest margin in the fourth quarter of 2013 increased to 3.84% from 3.82% in the third quarter of 2013. Average portfolio loans grew in the fourth quarter of 2013, helping to improve earning asset mix. The yield on average earning assets decreased by only 1 basis point, to 4.25% in the fourth quarter of 2013 from 4.26% in the third quarter of 2013. The cost of funds to average earning assets declined by 3 basis point, to 0.41% in the fourth quarter of 2013 from 0.44% in the third quarter of 2013.

Non-interest Income. Total non-interest income, at $2,434,000 in the fourth quarter of 2013, was 28.6% lower than in the fourth quarter of 2012, as mortgage refinance volume continued at much lower levels than year-ago. Gain on sale of mortgages, at $514,000 in the fourth quarter of 2013, decreased 42.5% compared to the third quarter of 2013 and was 69.9% less than the year-ago level. The category of “other” non-interest income, at $482,000 in the fourth quarter of 2013, was 8.6% more than the amount in the third quarter of 2013, primarily due to greater gains on sale of other real estate properties and valuation adjustments on mortgage commitments partially offset by lesser miscellaneous income on commercial loans. This category of “other” non-interest income was 31.4% less than in the fourth quarter of 2012, primarily due to lower gain on sale of other real estate and lesser valuation adjustments on mortgage commitments when compared to that quarter. Net gain on sale of other real estate in the fourth quarter of 2013 was $173,000, and net gains have been recorded in all four quarters of 2013.

Non-interest Expense. Total non-interest expense, at $10,935,000 in the fourth quarter of 2013, was 2.1% lower than the level in the fourth quarter of 2012, even with the above mentioned merger related expenses included, and salaries and employee benefits increasing 3.1% over the level in the fourth quarter of 2012. Occupancy and equipment costs were 3.6% more than the amount in last year’s fourth quarter mostly due to upgrades of computer equipment. FDIC insurance premium expense, at $221,000 in the fourth quarter of 2013, was 13.7% less than the level in the fourth quarter of 2012 due to the timing of expense recognition related to the FDIC’s change in methodology for assessing premiums based on assets rather than deposits. The category of “other” non-interest expense, totaling $3,365,000 in the fourth quarter of 2013 included a $450,000 expense for adding to the reserve for potential put-back claims related to mortgages previously sold in the secondary market. During the fourth quarter of 2013, $644,000 was paid to the Federal Home Loan Mortgage Company (FHLMC) and charged against the reserve in settlement of claims stemming from loans originated prior to January 1 of 2009. At December 31, 2013, this reserve stands at $806,000. In spite of these additional expenses, the category of “other” non-interest expense decreased 13.7% compared to the fourth quarter of 2012, as various other miscellaneous expenses declined and as write-downs of valuations of other real estate owned (OREO) included in the category were only $4,000 in the fourth quarter of 2013, well below the $193,000 amount in the fourth quarter of 2012, and expenses related to the maintenance of OREO properties declined to $60,000 compared to $177,000.

Total Assets. Total assets of Firstbank Corporation at December 31, 2013, were $1.480 billion, a decrease of 1.3% from year-ago. Total portfolio loans of $987 million increased 0.5% from the level at September 30, 2013, and reached a level 2.4% above year-ago. Total portfolio loans have grown for three consecutive quarters. Commercial and commercial real estate loans increased 0.9% in the fourth quarter of 2013, and were 3.9% more than year ago, and real estate construction loans decreased 10.9% from year ago, in spite of a 6.0% increase in the fourth quarter of 2013. Residential mortgage loans decreased 0.4% in the fourth quarter of 2013, but were 2.3% more than year ago. Consumer loans decreased 2.2% in the fourth quarter of 2013 but were 3.3% above year ago. Firstbank continues to have ample capital and funding resources to increase loans on its balance sheet. Total deposits as of December 31, 2013, were $1.233 billion, compared to $1.241 billion at December 31, 2012, a decrease of 0.7%. Core deposits at December 31, 2013, were 0.8% below the year-ago level, and they were flat in the fourth quarter of 2013.

Net Charge-offs. Net charge-offs were $1,609,000 in the fourth quarter of 2013, increasing from $633,000 in the third quarter of 2013 and increasing from $1,331,000 in the fourth quarter of 2012. In the fourth quarter of 2013, net charge-offs annualized represented 0.65% of average loans, compared to 0.26% in the third quarter of 2013 and 0.55% in the fourth quarter of 2012. For full year 2013, net charge-offs declined 30% to $5,173,000 from $7,370,000 in 2012, representing 0.53% of average loans in 2013, improved from 0.75% of loans in 2012.

Allowance and Asset Quality. Asset quality metrics continued to improve in the fourth quarter of 2013, indicating a lesser need for reserves. At the end of the fourth quarter of 2013 the ratio of the allowance for loan losses to loans was 1.82%, compared to 2.00% at September 30, 2013, and 2.21% at December 31, 2012. Performing adjusted loans (troubled debt restructurings, or TDRs) remained at a stable level and were $20,697,000 at December 31, 2013, compared to $20,170,000 at September 30, 2013, and $20,720,000 at December 31, 2012. Loans past due over 90 days and accruing interest were zero at December 31, 2013, compared to $26,000 at September 30, 2013, and reduced from the $37,000 amount at December 31, 2012. Non-accrual loans were $10,077,000 at December 31, 2013, a decrease of 10.1% from the level at September 30, 2013, and a decrease of 35.7% from the $15,668,000 amount at December 31, 2012.

Other real estate owned decreased to $1,838,000 at December 31, 2013, compared to the $2,161,000 level at September 30, 2013, and was down 37.2% from the $2,925,000 level at December 31, 2012.

Equity to Assets Ratio. The ratio of average equity to average assets remained a strong 9.3% in the fourth quarter of 2013, increasing from 9.1% in the third quarter of 2013 and in line with the 9.5% of the year-ago fourth quarter. Firstbank Corporation’s affiliate banks continue to meet or exceed regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula. Firstbank Corporation has a pending merger with the similarly sized Mercantile Bank Corporation.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, timing of regulatory approvals and the completion of the merger, future business growth, changes in interest rates, loan charge-off rates, demand for new loans, future profitability, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)

UNAUDITED

	Three Months Ended:			Twelve Months Ended:
	Dec 31	Sep 30	Dec 31	Dec 31	Dec 31
	2013	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$12,909	$13,012	$13,769	$52,604	$56,975
Investment securities
Taxable	1,078	894	1,004	3,799	4,512
Exempt from federal income tax	449	441	324	1,693	1,169
Short term investments	32	36	49	178	210
Total interest income	14,468	14,383	15,146	58,274	62,866

Interest expense:
Deposits	1,114	1,190	1,428	4,891	6,626
Notes payable and other borrowing	312	338	374	1,283	1,748
Total interest expense	1,426	1,528	1,802	6,174	8,374

Net interest income	13,042	12,855	13,344	52,100	54,492
Provision for loan losses	0	0	1,338	1,830	7,690
Net interest income after provision for loan losses	13,042	12,855	12,006	50,270	46,802

Noninterest income:
Gain on sale of mortgage loans	514	894	1,707	4,436	6,523
Service charges on deposit accounts	1,029	1,043	1,053	4,136	4,219
Gain on trading account securities	10	(4)	3	12	4
Gain on sale of AFS securities	282	0	2	334	44
Mortgage servicing	117	109	(57)	63	(231)
Other	482	444	703	1,807	2,111
Total noninterest income	2,434	2,486	3,411	10,788	12,670

Noninterest expense:
Salaries and employee benefits	5,853	5,805	5,677	23,281	22,680
Occupancy and equipment	1,285	1,335	1,240	5,306	5,152
Amortization of intangibles	78	86	102	369	482
FDIC insurance premium	221	233	256	989	1,220
Other	3,365	3,050	3,899	12,874	15,148
Merger related expense	133	738		871
Total noninterest expense	10,935	11,247	11,174	43,690	44,682

Income before federal income taxes	4,541	4,094	4,243	17,368	14,790
Federal income taxes	1,382	1,225	1,245	5,134	4,256
Net Income	3,159	2,869	2,998	12,234	10,534
Preferred Stock Dividends	0	0	215	481	1,275
Net Income available to Common Shareholders	$3,159	$2,869	$2,783	$11,753	$9,259

Fully Tax Equivalent Net Interest Income	$13,307	$13,122	$13,538

Per Share Data:
Basic Earnings	$0.39	$0.36	$0.35	$1.46	$1.17
Diluted Earnings	$0.39	$0.35	$0.35	$1.45	$1.16
Dividends Paid	$0.06	$0.06	$0.21	$0.24	$0.29

Performance Ratios:
Return on Average Assets (a)	0.85%	0.78%	0.79%	0.82%	0.70%
Return on Average Equity (a)	9.2%	8.6%	8.1%	8.7%	7.0%
Net Interest Margin (FTE) (a)	3.84%	3.82%	3.91%	3.84%	3.99%
Book Value Per Share (b)	$17.04	$16.75	$16.26	$17.04	$16.26
Tangible Book Value per Share (b)	$12.57	$12.27	$11.71	$12.57	$11.71
Average Equity/Average Assets	9.3%	9.1%	9.7%	9.5%	10.0%
Net Charge-offs	$1,609	$633	$1,331	$5,173	$7,370
Net Charge-offs as a % of Average Loans (c)(a)	0.65%	0.26%	0.55%	0.53%	0.75%

(a) Annualized
(b) Period End

(c) Total loans less loans held for sale

FIRSTBANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

UNAUDITED

	Dec 31	Sep 30	Mar 31	Dec 31
	2013	2013	2013	2012
ASSETS

Cash and cash equivalents:
Cash and due from banks	$28,874	$30,384	$23,275	$38,544
Short term investments	46,724	31,019	90,419	63,984
Total cash and cash equivalents	75,598	61,403	113,694	102,528

Securities available for sale	343,620	357,429	360,942	353,684
Federal Home Loan Bank stock	7,266	7,266	7,266	7,266
Loans:
Loans held for sale	401	732	3,022	2,921
Portfolio loans:
Commercial	167,047	159,199	150,845	149,265
Commercial real estate	359,920	363,059	358,957	357,831
Residential mortgage	339,608	340,877	329,428	331,896
Real estate construction	52,155	49,215	56,940	58,530
Consumer	68,416	69,936	65,148	66,240
Total portfolio loans	987,146	982,286	961,318	963,762
Less allowance for loan losses	(17,997)	(19,608)	(20,848)	(21,340)
Net portfolio loans	969,149	962,678	940,470	942,422

Premises and equipment, net	24,169	23,893	24,499	24,356
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	596	675	863	965
Other assets	23,413	27,362	29,234	29,107
TOTAL ASSETS	$1,479,725	$1,476,951	$1,515,503	$1,498,762

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$267,405	$259,946	$243,126	$251,109
Interest bearing accounts:
Demand	360,834	359,926	371,929	348,598
Savings	282,341	276,783	281,043	265,323
Time	302,998	317,440	343,495	358,791
Wholesale CD's	19,214	16,021	17,285	17,580
Total deposits	1,232,792	1,230,116	1,256,878	1,241,401

Securities sold under agreements to repurchase and overnight borrowings	47,635	47,333	43,065	42,785
FHLB Advances and notes payable	19,790	19,861	19,959	22,493
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	5,798	8,242	10,150	8,941
Total liabilities	1,342,099	1,341,636	1,366,136	1,351,704

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	0	0	16,912	16,908
Common stock; 20,000,000 shares authorized	116,640	116,466	115,861	115,621
Retained earnings	20,739	18,064	13,085	10,921
Accumulated other comprehensive income	247	785	3,509	3,608
Total shareholders' equity	137,626	135,315	149,367	147,058
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,479,725	$1,476,951	$1,515,503	$1,498,762

Common stock shares issued and outstanding	8,077,022	8,076,621	8,032,661	8,001,903
Principal Balance of Loans Serviced for Others ($mil)	$604.9	$609.1	$606.7	$608.2

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	20,697	20,170	20,898	20,720
Loans Past Due over 90 Days	-	26	64	37
Non-Accrual Loans	10,077	11,204	12,872	15,668
Other Real Estate Owned	1,838	2,161	3,541	2,925
Allowance for Loan Loss as a % of Loans (a)	1.82%	2.00%	2.17%	2.21%

Quarterly Average Balances:
Total Portfolio Loans (a)	$982,686	$977,069	$963,994	$968,509
Total Earning Assets	1,377,067	1,366,068	1,396,999	1,381,004
Total Shareholders' Equity	137,317	133,557	147,384	145,186
Total Assets	1,479,776	1,471,510	1,508,084	1,496,135
Diluted Shares Outstanding	8,157,854	8,134,948	8,063,604	7,994,996

(a) Total Loans less loans held for sale

(b) Troubled Debt Restructurings in Call Reports